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August 31, 2007
File No.: 256815.00007

Eldorado Gold Corporation
Suite 1188 – Bentall 5
550 Burrard Street
Vancouver, BC V6C 2B5

Dear Sirs/Mesdames:

Re: Eldorado Gold Corporation – Common Shares Reserved for Issuance Pursuant to Options Governed by the Eldorado Gold Corporation Amended and Restated Incentive Stock Option Plan, Employees, Consultants and Advisors (April 28, 2005) (the "Employee Plan") and the Incentive Stock Option Plan of Eldorado Gold Corporation Officers and Directors, as Amended and Restated as of April 28, 2005 (the "D&O Plan")

We have acted as counsel to Eldorado Gold Corporation (the "Corporation"), a corporation governed by the *Canada Business Corporations Act* ("CBCA"), in connection with the registration under the *U.S. Securities Act of 1933*, as amended (the "Act"), on a registration statement dated August 31, 2007 on Form S-8 (the "Registration Statement") of an additional 5,149,850 common shares of the Corporation (the "Employee Option Shares") for issuance pursuant to the Corporation's Employee Plan and an additional 2,950,481 common shares of the Corporation (together with the Employee Option Shares, the "Option Shares") pursuant to the Corporation's D&O Plan (together with the Employee Plan, the "Plans"). This opinion is being delivered at your request.

We have considered such questions of law and examined such statutes and regulations, corporate records, certificates and other documents, including certificates and other documents of public officials and officers of the Corporation, and have made such other examinations, searches and investigations as we have considered necessary, as the basis for the opinions hereinafter expressed. As to the various questions of fact relevant to this opinion, we have relied upon representations in certificates or other documents of or made by an officer or officers of the Corporation or of other companies or public officials as the case may be.

For the purposes of our opinion, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as photostatic, certified or facsimile copies (including commercial reproductions or documents obtained from SEDAR, the electronic filing system of the securities regulatory authorities in Canada, or EDGAR, the electronic filing system of the U.S. Securities and Exchange Commission), the authenticity and

completeness of the originals of photostatic or facsimile copies and that all documents submitted to us as copies, certified or facsimile copies conform to authentic and complete original documents and that all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us are complete and accurate.

In addition, we have assumed the legal capacity for all purposes relevant hereto of all natural persons signing any documents and, with respect to all parties to agreements or instruments relevant hereto other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are legal, valid, binding and enforceable obligations of such parties.

The opinion herein is based on and limited to the laws of the Province of British Columbia and the laws of Canada applicable therein and is limited to the CBCA. This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof on any matter set forth herein.

Based on and subject to the foregoing, as of the date hereof, we are of the opinion that any Option Shares that may be issued pursuant to the Employee Plan or the D&O Plan, as the case may be, have been duly authorized by the Corporation, and that the Option Shares when issued in accordance with the terms of the options granted under the Employee Plan or the D&O Plan, as the case may be, and upon receipt by the Corporation of full payment therefor, will be issued as fully paid and non-assessable shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

The foregoing opinion is being furnished to you solely for your benefit and may not be used or relied upon by any other person or for any other purpose, nor quoted from or referred to in any other document and copies may not be delivered to, any other person without our prior written consent.

Yours truly,

Fasken Martineau DuMoulin LLP